Exhibit 99.2

 NewsRelease

Northern Border Pipeline Company Announces Sale of Bison Pipeline LLC

OMAHA, Nebraska – September 3, 2008 – Northern Border Pipeline Company (Northern Border) today, along with its owners, TC Pipelines, LP and ONEOK Partners, L.P., announced the sale of its wholly owned subsidiary, Bison Pipeline LLC, to TransCanada Pipeline USA Ltd. (TransCanada).

The assets of Bison Pipeline LLC include executed precedent agreements, as well as regulatory, environmental and engineering activities completed to date on the Bison Pipeline Project (Bison Project). Project subscription that is subject to certain conditions currently stands at 405 million cubic feet per day (MMcf/d). Northern Border will retain the executed downstream contracts by shippers on the Bison Project for capacity from Port of Morgan, Montana, to Ventura, Iowa, on the Northern Border system.

As a part of the transaction, TransCanada has committed to proceed with constructing the Bison Project, pending the removal of contingencies, or combining it with the proposed Pathfinder Pipeline Project (Pathfinder Project).

The proposed 289-mile, 24-inch diameter Bison pipeline system would extend from natural gas gathering facilities located in the Powder River Basin supply area to a point of interconnection with the Northern Border system in Morton County, North Dakota. The initial capacity of the Bison Project is anticipated to be approximately 400 MMcf/d. The projected in-service date is late 2010.

“This transaction positions the Bison Project to potentially combine with TransCanada’s proposed Pathfinder Project that would interconnect with the Northern Border system,” said Paul F. Miller, vice president and general manager of Northern Border.

“The success of Bison or Pathfinder would significantly diversify natural gas supply and potentially increase demand for transportation services on the Northern Border Pipeline, which serves the Chicago and Midwest markets.”

The proposed Pathfinder Project is an approximately 625-mile, 36-inch and 42-inch diameter interstate pipeline that would transport natural gas northeast from Meeker, Colorado, through Montana to the Northern Border system in North Dakota for delivery into the Ventura and Chicago-area markets. The initial capacity is 1.2 billion cubic feet per day (Bcf/d), with an ultimate capacity of 2.0 Bcf/d. The anticipated Pathfinder Project in-service date is late 2010.

About Northern Border Pipeline Company:
Northern Border is a general partnership that owns and operates a 1,249-mile interstate pipeline that transported approximately 18 percent of all Canadian gas imported into the United States in 2007.  TC PipeLines, LP (Nasdaq: TCLP) owns a 50 percent general partner interest in Northern Border and an affiliate is the operator of the pipeline system. ONEOK Partners, L.P. (NYSE:OKS) owns the other 50 percent general partner interest.

About TC PipeLines, LP
TC PipeLines, LP is a publicly traded limited partnership.  TC PipeLines, LP has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 percent ownership), and Tuscarora Gas Transmission Company (100 percent ownership) as well as its ownership interest in Northern Border.

About ONEOK Partners, L.P.
ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.  The general partner of ONEOK Partners is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), which is a diversified energy company and owns 47.7 percent of the overall equity interest in ONEOK Partners.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the United States.

Contacts:

Media Inquiries:             Cecily Dobson                                     (403) 920-7859
             (800) 608-7859

Investor & Analyst Inquiries:      Myles Dougan                                     (403) 920-7911
                                                                                              (800) 361-6522

ONEOK Partners, L.P.

Media Inquiries:             Megan Washbourne                              (918) 588-7572

Investor & Analyst Inquiries:      Christy Williamson                                 (918) 588-7163